Exhibit 99.02

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2012 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 are based on the historical financial statements of NeoPhotonics Corporation (“NeoPhotonics” or the “Company”) and Semiconductor Optical Component Business (“OCU”) of Lapis Semiconductor Co., Ltd. after giving effect to NeoPhotonics’ acquisition of OCU on March 29, 2013, and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The acquisition has been accounted for using the acquisition accounting method, as described in Note 1 to these unaudited pro forma condensed combined financial statements. OCU’s tangible and identifiable intangible assets acquired and liabilities assumed were recorded based upon their estimated fair values as of March 29, 2013, the closing date of the acquisition. The excess purchase price over the value of the net assets acquired was recorded as goodwill.

The unaudited pro forma condensed combined balance sheet as of December 31, 2012 is presented as if the acquisition of OCU had occurred on December 31, 2012 and is derived from the audited consolidated balance sheet of NeoPhotonics at December 31, 2012 and the unaudited Statement of Assets Acquired and Liabilities Assumed of OCU at December 31, 2012 and gives effect to certain pro forma adjustments.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 is presented as if the OCU acquisition had occurred on January 1, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 is derived from the audited results of NeoPhotonics for the year ended December 31, 2012 and the unaudited results of OCU for the year ended December 31, 2012 derived by adding (a) the unaudited Statement of Revenue and Direct Expenses for the nine months ended December 31, 2012, plus (b) the audited Statement of Revenue and Direct Expenses for the year ended March 31, 2012, less (c) the unaudited Statement of Revenue and Direct Expenses for the nine months ended December 31, 2011, and giving effect to pro forma adjustments that are expected to have a continuing impact on the combined results.

The OCU financial statements and notes as included in Exhibit 99.01 are stated in Japanese Yen. The statements and notes were translated into U.S. Dollars for use in the pro forma condensed combined financial statements as follows: The Statement of Assets Acquired and Liabilities Assumed as of December 31, 2012 was translated at the exchange rate as of that date of 85.88 Japanese Yen to the U.S. Dollar. The Statement of Revenue and Direct Expenses for the year ended December 31, 2012, after being derived in Japanese Yen as described in the previous paragraph, was translated at the average exchange rate for the year of 79.79 Japanese Yen to the U.S. Dollar. Note 1 describing the terms of the acquisition was translated at the exchange rate of 94.34 Japanese Yen to the U.S. Dollar as of the date of the close of the transaction, March 29, 2013. In the other notes to the financial statements, the exchange rate used for assets and liabilities was the rate as of December 31, 2012 and the exchange rate used for expenses was the average rate for the year ended December 31, 2012. The exchange rate used in each case for the translation is based on the average prevailing market exchange rate for the relevant period.

The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of NeoPhotonics and OCU and include all adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The unaudited pro forma adjustments are based upon currently available information and assumptions that we believe to be reasonable.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only, in accordance with Article 11 of Regulation S-X and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had NeoPhotonics and OCU been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the audited consolidated financial statements of NeoPhotonics for the year ended December 31, 2012 and the related notes thereto, and the unaudited condensed consolidated financial statements of NeoPhotonics for the year ended December 31, 2012 and related notes included in NeoPhotonics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2013;

•

the audited Statements of Assets Acquired and Liabilities Assumed and Statements of Revenues and Direct Expenses of OCU as of and for the year ended March 31, 2012 and 2011 and the related notes thereto, filed as part of Exhibit 99.01 to this Current Report on Form 8-K/A; and

•

the unaudited condensed financial statements of OCU for the nine months periods ended December 31, 2012 and 2011 and the related notes thereto, filed as part of Exhibit 99.01 to this Current Report on Form 8-K/A.

NEOPHOTONICS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2012

(In thousands)	Dec. 31, 2012	Dec. 31, 2012	Pro Forma	(Note 5)	Pro Forma
	NeoPhotonics	OCU	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$36,940	$—	$(16,070)	A
			17,833	F	$38,703
Short-term investments	64,301	—			64,301
Restricted cash	2,626	—			2,626
Accounts receivable	70,354	—			70,354
Inventories	43,793	22,146	5,636	B	71,575
Prepaid expenses and other current assets	7,630	—			7,630

Total current assets	225,644	22,146	7,399		255,189
Long-term investments	188	—			188
Property, plant and equipment, net	54,440	36,184	(25,988)	C	64,636
Goodwill	—	—	708	B, L	708
Other intangible assets, net	14,213	712	4,075	D
			(712)	G-2	18,288
Other long-term assets	1,147	178	(178)	G-2
			2,270	G-1
			781	H	4,198

Total assets	$295,632	$59,220	$(11,645)		$343,207

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND DEFICIT
Current liabilities:
Accounts payable	$36,308	$1,163			$37,471
Notes payable	12,003	—	—		12,003
Current portion of long-term debt	5,000	—	4,075	E
			2,000	F	11,075
Accrued and other current liabilities	19,959	344	1,170	G-2
			4,573	B
			3,232	H	29,278

Total current liabilities	73,270	1,507	15,050		89,827
Long-term debt, net of current portion	17,167	—	8,151	E
			15,833	F	41,151
Deferred income tax liabilities	653	—			653
Other noncurrent liabilities	1,724	7,215	2,270	G-1	11,209

Total liabilities	92,814	8,722	41,304		142,840

Redeemable preferred stock	5,000	—	—		5,000
Stockholders’ equity (deficit):
Common stock	76	—	—		76
Additional paid-in capital	433,996	—	—		433,996
Accumulated other comprehensive income	11,829	—			11,829
Accumulated deficit	(248,083)	—	(3,232)	H
			781	H	(250,534)

Total stockholders’ equity (deficit)	197,818	—	(2,451)		195,367

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$295,632	$8,722	$38,853		$343,207

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NEOPHOTONICS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

	Year ended
	Dec. 31, 2012	Dec. 31, 2012	Pro Forma		Pro Forma
(In thousands, except share and per share data)	NeoPhotonics	OCU	Adjustments	(Note 5)	Combined
Revenue	$245,423	$64,216	($4,063)	I	$305,576
Cost of goods sold	184,163	40,888	(2,893)	I
			(1,112)	C
			564	D
			17	J
			955	K	222,582

Gross profit	61,260	23,328	(1,594)		82,994
Operating expenses:
Research and development	38,288	4,086	(111)	C
			16	J	42,279
Sales and marketing	13,241	—	9	J	13,250
General and administrative	25,808	7,116	(186)	C
			5	J
			(955)	K
			(824)	D	30,964
Amortization of purchased intangible assets	1,316	—	313	D	1,629
Adjustment to fair value of contingent consideration	(554)	—	—		(554)
Restructuring charges	68	—	—		68

Total operating expenses	78,167	11,202	(1,733)		87,636
Income (loss) from operations	(16,907)	12,126	139		(4,642)

Interest income	592	—	—		592
Interest expense	(568)	—	(1,079)	E, F	(1,647)
Other expense, net	575	—	—		575

Total interest and other expense, net	599	—	(1,079)		(480)

Income (loss) before income taxes	(16,308)	12,126	(940)		(5,122)
Provision for income taxes	(1,364)	—	(4,251)	M	(5,615)

Net income (loss) from continuing operations	(17,672)	12,126	(5,191)		(10,737)

Net loss per share attributable to NeoPhotonics Corporation common stockholders:
Basic and Diluted	$(0.62)				$(0.38)

Weighted average shares used to compute net loss per share
Basic and Diluted	28,529,849				28,529,849

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	ACQUISITION OF SEMICONDUCTOR OPTICAL COMPONENT BUSINESS

On March 29, 2013 (the “closing date”), NeoPhotonics Corporation (the “Company”) acquired certain assets and assumed certain liabilities related to the Optical Components Business (the “OCU”) of Lapis Semiconductor Co., Ltd., a wholly owned subsidiary of Rohm Co., Ltd (“Lapis”) of Japan with the intention of operating the OCU as an ongoing business.

The OCU is a leader in high speed semiconductor and high speed laser and photodetector devices for communications networks. The Company believes the acquisition will expand the Company’s solutions for high speed telecom and datacom applications and strengthen the Company’s customer base in Japan.

The total consideration paid by the Company for the OCU was approximately $35.5 million, consisting of cash of $14.6 million, notes payable of $11.1 million and assumed liabilities of $9.7 million. The cash of $14.6 million includes $2.0 million that was withheld and placed into escrow to cover certain indemnity obligations from the closing date through March 29, 2014. The notes payable of $11.1 million are to be paid in three equal installments on the first, second and third anniversaries of the closing date. Each year an additional amount calculated as 1.5% per year of the unpaid balance of the notes becomes due. Lapis retains a lien on the land and building sold until the third payment is paid. The purchase price consideration and payment of notes payable are denominated in Japanese Yen.

The OCU financial statements and notes as included in Exhibit 99.01 are stated in Japanese Yen. The statements and notes are translated into U.S. Dollars for use in the pro forma condensed combined financial statements as follows: The Statement of Assets Acquired and Liabilities Assumed as of December 31, 2012 was translated at the exchange rate as of that date of 85.88 Japanese Yen to the U.S. Dollar. The Statement of Revenue and Direct Expenses for the year ended December 31, 2012 was translated at the average exchange rate for the year of 79.79 Japanese Yen to the U.S. Dollar. Note 1 describing the terms of the acquisition was translated at the exchange rate of 94.34 Japanese Yen to the U.S. Dollar as of the date of the close of the transaction, March 29, 2013. In the other notes to the financial statements, the exchange rate used for assets and liabilities was the rate as of December 31, 2012 and the exchange rate used for expenses was the average rate for the year ended December 31, 2012.

The Company accounted for its acquisition of the OCU assets and assumed liabilities using the acquisition method of accounting for business combinations. The OCU’s tangible and identifiable intangible assets acquired and liabilities assumed were recorded based upon their estimated fair values as of the closing date of the acquisition. The excess of purchase price over the value of the net assets acquired was recorded as goodwill. The Company’s purchase price allocation is preliminary. The fair values of acquired assets and liabilities may be further adjusted as additional information becomes available during the allocation period. Additional information that may become available subsequently and may result in changes in the values allocated to various assets and liabilities includes, but is not limited to, pension and retirement liabilities, asset retirement obligations, inventory fair value and the working capital adjustments to be agreed with Lapis. Any changes in the values allocated to tangible and identified intangible assets acquired and liabilities assumed during the allocation period may result in material adjustments to goodwill. The following table summarizes the preliminary acquisition accounting and the tangible and intangible assets acquired as of the date of acquisition (in thousands):

Total purchase consideration:
Cash paid upon closing	$14,629
Notes payable	11,130
Liabilities assumed	9,707

$35,466

Less the fair value of assets acquired:
Inventory	20,286
Land, property, plant and equipment	9,282
Intangible assets acquired:
Developed technology	2,120
Customer relationships	1,590

33,278

Goodwill	2,188

Details of liabilities assumed are as follows (in thousands of dollars):
Pension and retirement obligations	$6,471
Other compensation-related liabilities	1,083
Other current liabilities	2,153

Total liabilities assumed	$9,707

Goodwill is the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets. In accordance with applicable accounting standards, goodwill is not amortized but instead is tested for impairment at least annually or more frequently if certain indicators are present. The Company expects that goodwill of $2.2 million will be deductible for tax purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma condensed combined financial statements have been compiled in a manner consistent with the accounting policies adopted by the Company. The accounting policies of OCU were not deemed to be materially different to those adopted by the Company.

3.	INDUCEMENT GRANTS

In connection with the acquisition, the Company granted options to purchase an aggregate of 62,000 shares of the Company’s common stock under its 2011 Inducement Award Plan to certain OCU employees.

4.	ACQUISITION-RELATED COSTS

In conjunction with the acquisition, the Company incurred approximately $3.2 million of acquisition-related charges, related primarily to investment banking, legal, accounting and other professional services.

5.	PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the Company and the OCU and certain adjustments which the Company believes are reasonable to give effect to the OCU acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. As discussed above, the fair value amounts assigned to the identifiable assets acquired and liabilities assumed are considered preliminary at this time. However, the Company believes that the preliminary determination of fair value of acquired assets and assumed liabilities and other related assumptions utilized in preparing the unaudited pro forma condensed combined financial statements provide a reasonable basis for presenting the pro forma effects of the OCU acquisition.

The adjustments made in preparing the unaudited pro forma condensed combined financial statements are as follows:

[A]	To record the cash paid at closing for the acquisition of the OCU, including the amounts funded to escrow.

[B]	To adjust inventory balances using historical cost at December 31, 2012 and pro-rating the fair value at the acquisition date; to account for the increased purchase price from higher inventory levels at December 31, 2012 in accrued and other current liabilities; and to adjust goodwill due to changes in inventory fair value.

[C]	To record the difference between the historical amounts and the fair value of the OCU’s property, plant and equipment and to recognize depreciation benefit associated with the fair value adjustment as shown below (amounts in thousands):

Year ended December 31, 2012
Cost of goods sold	$(1,112)
Research and development	(111)
General and administrative	(186)

$(1,409)

[D]	To record intangible assets acquired and related amortization and to remove amortization of intangible assets previously recorded, as shown below (amounts in thousands):

			Amortization Expense
	Fair value	Estimated useful life (years)	Year ended December 31, 2012	Expense Type
Developed technology	$2,328	4-5	$564	Cost of goods sold

Customer relationships	1,747	6	313

Amortization previously recorded in direct expenses			(824)

Net			(511)	Operating expenses

	$4,075		$53

[E]	To record the issuance of notes payable due to Lapis of $12.2 million and related interest expense at 1.5% for the first year after issuance of $197,000.

[F]	To record incremental bank debt of $17.8 million obtained in connection with the acquisition of OCU and the related interest expense. As of December 31, 2012 the Company had $22.2 million of borrowings outstanding under a loan and security agreement with Comerica Bank in the U.S. These borrowings were comprised of $8.0 million under the revolving line of credit bearing interest at a rate of LIBOR plus 2% and $14.2 million under the acquisition advance bearing interest at a rate of LIBOR plus 2%. In connection with the acquisition of OCU, the Company amended and restated in its entirety the Loan and Security Agreement with the same bank and one additional lender and increased its borrowings to $40.0 million. These borrowings are comprised $12.0 million under the revolving line of credit with an interest rate option of the Prime rate plus 4.75% or LIBOR plus 2.5% and $28.0 million under the term loan of the credit facility with an interest rate option of the Prime rate plus 5.0% or LIBOR plus 2.75%. For the incremental borrowings, the Prime option was used consistent with the Company’s initial borrowing rates under the new credit facility. The additional borrowings are reflected as a short-term portion of $2.0 million and a long-term portion of $15.8 million. Until March 31, 2013, the Prime option was used, and in April 2013, the LIBOR option was selected. Interest expense of $882,000 consists of $190,000 interest on $4.0 million of incremental revolving line of credit at 4.75% and $692,000 interest on $13.8 million incremental term loan at 5.0%.

[G-1]	To increase the pension and retirement obligation to show it as a gross amount totaling $9,378,000, and to record a receivable of $2,270,000 for the amount that Lapis will transfer to fund the plan.

[G-2]	To adjust certain assets and liabilities from their value in the Statement of Assets Acquired and Liabilities Assumed to their value upon the pro forma close of the transaction.

•	To remove intangible assets and long term prepaid expense (patent) that are included in the acquisition fair value of intangible assets as described in [D].

•	To record certain liabilities assumed from Lapis for compensation-related accruals and costs associated with close of the transaction.

[H]	To record a liability of $3,232,000 for transaction costs incurred by the Company and the related deferred tax asset of $781,000 on the deductible portion of the transaction costs of $2,056,000 at the statutory rate of 38%.

[I]	To eliminate revenue and cost of goods sold for OCU sales to the Company.

[J]	To record stock-based compensation expense in the combined pro forma financial statements for stock options granted by the Company to OCU employees subsequent to acquisition under its Inducement Plan as shown below (in thousands):

Year ended December 31, 2012
Stock-based compensation from the Company Inducement Plan
Cost of goods sold	$17
Research and development	16
Sales and marketing	9
General and administrative	5

$47

[K]	To reclassify shipping and handling expense from general and administrative expenses to cost of goods sold in order to conform to the Company’s policy.

[L]	To record goodwill associated with the purchase of the OCU, which represents the excess purchase price over the fair value of the net assets acquired and liabilities assumed.

[M]	To record tax provision for OCU and to record tax effect of adjusting entries at Japanese statutory rate of 38%.

6.	NET LOSS PER SHARE

The pro forma basic and diluted net loss per share from continuing operations presented in the unaudited pro forma condensed combined statement of operations are based upon the weighted-average number of the Company’s common shares outstanding.

Net loss from continuing operations	($10,737)

Basic and diluted net loss per share from continuing operations
Basic	($0.38)

Diluted	($0.38)

Weighted average shares used to compute basic and diluted net loss per share from continuing operations	28,529,849